EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger (the "Plan of Merger") made as of the ____ day of ___________ 1997, by and between US WATS, Inc., a New York corporation ("US WATS New York") and USWI Corp., a Delaware corporation ("USWI"); (US WATS New York and USWI are hereinafter sometimes collectively referred to as the "Constituent Corporations"). USWI will be the surviving corporation, sometimes hereinafter referred to as the "Surviving Corporation".

                             W I T N E S S E T H:

     WHEREAS, US WATS New York has an authorized capital stock consisting of 30,000,000 shares of common stock, $.001 par value, of which 15,975,100 shares are issued and outstanding and 250,000 shares are held as treasury shares, and 1,000,000 shares of preferred stock, 30,000 of which are issued and outstanding; and

     WHEREAS, USWI has an authorized capital stock consisting of 30,000,000 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding; and

     WHEREAS, all of the outstanding shares of USWI are held by US WATS
New York;

     WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and generally to the advantage and welfare of the respective Constituent Corporations and shareholders that US WATS New York merge with and into USWI, with USWI to be the Surviving Corporation, pursuant to the provisions of Section 907 of the Business Corporation Law of the State of New York (the "NYBCL") and Section 253 of the General Corporation Law of the State of Delaware;

     NOW, THEREFORE, subject to the approval of this Plan of Merger by the shareholders of US WATS New York, the Constituent Corporations hereby agree as follows:

     1. Merger. At the Effective Time (as hereinafter defined), US WATS New York will be and it hereby is merged with and into USWI (the "Merger").

     2. Effective Time. The Merger will become effective immediately upon the last to occur of the filing of a Certificate of Merger with the Department of State of the State of New York and the filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware. The date and time of such filing is herein referred to as the "Effective Time."

     3. Plan of Merger. This Plan of Merger constitutes a plan of merger pursuant to Section 905 of the NYBCL, to be carried out in the manner, on the terms and subject to the conditions herein set forth.

     4. Surviving Corporation. At the Effective Time the separate existence of US WATS New York will cease, and USWI, as the surviving corporation of the


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Merger, will continue to exist under and be governed by the laws of the State of Delaware.  The name of the Surviving Corporation will remain USWI Corp.

     5.  Terms and Conditions of the Merger.

          a. Rights and Liabilities of the Surviving Corporation. At and after the Effective Time, the Surviving Corporation will succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of the Constituent Corporations; all debts due either of the Constituent Corporations will be vested in the Surviving Corporation; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the Constituent Corporations will be the property of the Surviving Corporation; the title to any real property of either of the Constituent Corporations will not revert or be in any way impaired by reason of the Merger, but will be vested in the Surviving Corporation; all rights of creditors and all liens upon any property of either of the Constituent Corporations will be preserved unimpaired, limited in lien to the property affected by such lien at the Effective Time; and all debts, liabilities and duties of the Constituent Corporations will thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

          b.   Conversion of Outstanding Common Stock.  At the Effective Time,
(i) each issued and outstanding share of the common stock of USWI will automatically be canceled, and (ii) without the surrender of stock certificates or any other action, each share of the common stock of US WATS New York which is issued and outstanding immediately prior to the Merger will be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation. The shares of common stock of US WATS New York held as Treasury shares will be canceled.

          c. Conversion of Outstanding Preferred Stock. At the Effective Time, without the surrender of stock certificates or any other action, each share of the 9% Convertible Preferred Stock of US WATS New York which is issued and outstanding immediately prior to the Merger will be converted into and become one share of the issued and outstanding 9% Convertible Preferred Stock of the Surviving Corporation.

          d. Options, Warrants And Rights. At the Effective Time, all options, warrants or rights then outstanding, which have not been granted pursuant to a US WATS New York employee benefit plan discussed in Paragraph (e) below, and which immediately prior thereto had given the holder thereof the right to purchase shares of US WATS New York stock shall, by virtue of the Merger and without further action on the part of the holder thereof, be changed and converted into options, warrants or rights giving the holder thereof the right to purchase the number of shares of USWI stock at the same aggregate exercise price and containing such other terms and conditions as pertained under such options, warrants or rights immediately prior to the Effective Time.

          e. Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of US WATS New York granted under any employee option, stock purchase or other benefit plan of US WATS New York (collectively, the "Plans") which is outstanding immediately prior to the Effective Time shall, at the Effective Time and without any action on the part


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of the holder thereof, be converted into and become an option or right to acquire (and USWI hereby assumes the obligation to deliver) the same number of shares of USWI stock, at the same price per share and upon the same terms and subject to the same conditions as set forth in the respective Plan as in effect immediately prior to the Effective Time. The same number of shares of USWI stock shall be reserved for purposes of the Plans as is equal to the number of shares of US WATS New York stock so reserved immediately prior to the Effective Time. USWI hereby assumes, as of the Effective Time, (1) the Plans and all obligations of US WATS New York under the Plans, including the outstanding options, stock purchase rights or awards or portions thereof granted pursuant to the Plans and the right to grant additional options and stock purchase rights thereunder and (2) all obligations of US WATS New York under all other benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

     6. Further Assurance of Title. If at any time USWI shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to USWI any right, title or interest of US WATS New York held immediately prior to the Effective Time, US WATS New York and its proper officers and directors shall and will execute and deliver all such acknowledgments or assurances in law and do all things necessary or desirable to acknowledge or confirm such right, title or interest in USWI as shall be necessary to carry out the purposes of this Agreement, and USWI and its proper officers and directors are fully authorized to take any and all such action in the name of US WATS New York or otherwise.

     7. Certificate of Incorporation; By-laws. The certificate of incorporation of USWI as existing at the Effective Time will be unaffected by the Merger and will be the certificate of incorporation of the Surviving Corporation until the same is amended or repealed in accordance with Delaware law. The By-laws of USWI as existing at the Effective Time will continue in full force as the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein or as provided by law.

     8. Directors and Officers of Surviving Corporation. The directors and officers of US WATS New York immediately prior to the Merger will become the directors and officers of the Surviving Corporation at the Effective Time.

     9. Termination. This Plan of Merger may be terminated and the Merger abandoned for any reason whatsoever, by mutual consent of the Board of Directors of the Constituent Corporations, at any time prior to the Effective Time, notwithstanding adoption and approval of this Plan of Merger by the shareholders of the Constituent Corporations.

     10. Amendment. To the maximum extent permitted by law, this Plan of Merger may be amended at any time prior to the Effective Time by mutual consent of the Boards of Directors of the Constituents Corporations.


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     IN WITNESS WHEREOF, the foregoing Agreement and Plan of Merger, which was duly adopted by the Board of Directors of each of the Constituent Corporations, has been executed by the _________ and _____________, and by the _____________
and _____________ of each of the Constituent Corporations on and as of the date first set forth above.

                              US WATS, INC.
                              (a New York corporation)


                              By:__________________________________



Attest:_________________________




                              USWI CORP.
                              (a Delaware corporation)

                              By:__________________________________



Attest:_________________________


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